CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 36 to Registration Statement Nos. 2-89550 and 811-03972 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 11, 2005 on the financial statements of FutureFunds Series Account and our report dated February 25, 2005 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Denver, Colorado
April 25, 2005